Schroder Investment Management North America Inc.
875 Third Avenue, New York, NY 10022-6225

February 28, 2007

Schroder Capital Funds (Delaware)
875 Third Avenue (22nd Floor)
New York, New York 10022

Re:  Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, from May 10, 2007 until February 28,
2008, to reduce the compensation we are entitled to receive as investment adviser of Schroder International Alpha Fund and Schroder U.S. Opportunities
Fund (and, if necessary, to pay other Fund expenses) to the extent that a Fund's total operating expenses (other than interest, taxes, and extraordinary expenses) attributable to its Advisor Shares, but, for the avoidance of doubt, excluding any expenses incurred indirectly in connection with investments in other entities, exceed the following annual rates (based on the average net assets of each Fund taken separately):

SCHRODER CAPITAL FUNDS (DELAWARE)

                                    Advisor Shares
                                    --------------
Schroder International Alpha Fund       1.50%
Schroder U.S. Opportunities Fund        1.95%

Sincerely,

Schroder Investment Management
North America Inc.

By: /s/ Mark A. Hemenetz
    ----------------------------------
Name: Mark A. Hemenetz
Title: Executive Vice President